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



                                   EXHIBIT 11

                            CANTEL INDUSTRIES, INC.

                        COMPUTATION OF EARNINGS PER SHARE




                                Three Months Ended        Nine Months Ended
                                     April 30,                 April 30,

        PRIMARY                  1995         1994         1995        1994

Weighted average number of
  shares outstanding           2,753,361   2,640,962    2,742,897   2,575,264
Dilutive effect of options
  and warrants using the
  treasury stock method and
  average market price for
  the period                     385,979     439,520      381,962     404,489

Weighted average number of
  shares and common stock
  equivalents                  3,139,340   3,080,482    3,124,859   2,979,753


Income from continuing
  operations before extra-
  ordinary gain and dividends
  on preferred stock           $ 158,000   $ 396,000    $ 523,000   $ 910,000
Dividends on preferred stock           -           -            -    (314,000)

Income from continuing
  operations before extra-
  ordinary gain                  158,000     396,000      523,000     596,000

Discontinued operations                -           -            -     562,000
Extraordinary gain on
  extinguishment of debt               -     (54,000)           -   1,211,000
Net income attributable
  to common stock              $ 158,000   $ 342,000    $ 523,000  $2,369,000

Net income per common share:
  Continuing operations            $0.05       $0.13        $0.17      $ 0.20
  Discontinued operations              -       (0.02)           -        0.19
  Extraordinary gain on
    extinguishment of debt             -           -            -        0.41
Net income                         $0.05       $0.11        $0.17       $0.80


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


                                   EXHIBIT 11

                            CANTEL INDUSTRIES, INC.

                        COMPUTATION OF EARNINGS PER SHARE





                                Three Months Ended        Nine Months Ended
                                     April 30,                 April 30,

    FULLY DILUTED                1995         1994         1995        1994

Weighted average number of
  shares outstanding           2,753,361   2,640,962    2,742,897   2,575,264
Dilutive effect of options
  and warrants using the
  treasury stock method and
  the higher of the average
  market price for the period
  or the period-end market
  price                          422,290     446,730      424,495     468,602

Weighted average number of
  shares and common stock
  equivalents                  3,175,651   3,087,692    3,167,392   3,043,866


Income from continuing
  operations before extra-
  ordinary gain and dividends
  on preferred stock           $ 158,000   $ 396,000    $ 523,000   $ 910,000
Dividends on preferred stock           -           -            -    (314,000)

Income from continuing
  operations before extra-
  ordinary gain                  158,000     396,000      523,000     596,000

Discontinued operations                -     (54,000)           -     562,000
Extraordinary gain on
  extinguishment of debt               -           -            -   1,211,000
Net income attributable
  to common stock              $ 158,000   $ 342,000    $ 523,000  $2,369,000

Net income per common share:
  Continuing operations            $0.05       $0.13        $0.17      $ 0.20
  Discontinued operations              -       (0.02)           -        0.18
  Extraordinary gain on
    extinguishment of debt             -           -            -        0.40
Net income                         $0.05       $0.11        $0.17       $0.78
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